Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy Agrees to Acquire Engineering Firm to Expand
Operations Solutions Capabilities For Oil And Gas Operators

Acquisition of Strategic Decisions Sciences USA Inc. will strengthen Wescorp’s process-driven consulting and services focus

HOUSTON, Texas, and CALGARY, Alberta (Wednesday, September 5, 2007)—Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas operations solutions company, announced today it has agreed to acquire Strategic Decisions Sciences USA Inc. (“SDS”), a Houston-based engineering firm focused on providing process-driven consulting and services to help oil and gas operators improve the management, economics and environmental performance of field operations. The transaction will be structured as a merger of SDS into Wescorp. Wescorp will be the surviving entity and will continue business under the same name – Wescorp Energy Inc. Key to the agreement is Wescorp’s acquisition of the NAVIGATOR Process Management Solution, a collaborative solution that manages the interactions of people, processes and equipment in complex oil and gas field operations.

“At Wescorp, we recognize the need to provide more than products and services to our oil and gas company clientele,” said Wescorp President and CEO Doug Biles. “As the challenges of decreased production and rising costs mount in the face of resource shortages and increasing regulatory demands, our focus has to be on creating real solutions that bring economic value into this ‘perfect storm’ scenario. This acquisition positions us to bring some of the industry’s best thinking, long-time experience and best practices to the table for the companies we serve. Prior to execution of the merger agreement between SDS and Wescorp, SDS had submitted proposals to provide solutions for operators in Canada, USA and the Gulf of Mexico for new projects. Although we do not know which, if any, of these proposals will be accepted, we are very optimistic that this acquisition will generate meaningful revenue in the near future under the Wescorp banner.”

Wescorp NAVIGATOR is a powerful, integrated field operations capability that Wescorp intends to use to drive the development, commercialization and management of its own offerings. The Company will also make it available to its clientele to manage field complexities, especially in the areas of oil and gas flow measurement and metering, environmental remediation and compliance, enhanced oil recovery, unconventional oil and gas production, and field intelligence, including RFID tagging and implementation.

“The Wescorp NAVIGATOR Solution brings a new and highly effective approach to the manner in which complex operations can be designed, managed and tracked,” said Dr. Scott Shemwell, Wescorp COO, and the Chief Executive Officer and sole shareholder of SDS. “We are already seeing how it streamlines our efforts to commercialize emerging technologies from one market to another regardless of the technical, geographic, regulatory and jurisdictional disparities involved. We’re very much looking forward to bringing the power of NAVIGATOR to help our energy customers cut costs and enhance operational performance.”

SDS has provided consulting services for a wide range of clients since its inception in 2004 ranging from Fortune 500 companies to midsized companies and non-profit organizations. Since August 2006, SDS has been primarily involved in providing consulting services to Wescorp through Dr. Shemwell, who also has been the Chief Operating Officer of Wescorp since October 2006. During this period, SDS has continued to provide consulting services to two other clients and refine the NAVIGATOR Solution. As the sole shareholder of SDS, Dr. Shemwell will receive two million restricted shares of Wescorp common stock. This will be the only consideration paid by Wescorp for acquisition of the business and assets of SDS through the merger.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

About Strategic Decision Sciences USA Inc.

Strategic Decision Sciences USA Inc. http://www.strategicdecisionsciences.com/ provides its clients with tailored, strategic behavioral economics-based programs designed to provide organizational flexibility, rapid operational response, and culture adaptability.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com